Exhibit 10.8


                               RETENTION AGREEMENT
                               -------------------

     This Retention Agreement ("Retention Agreement") is made by and between Startech Environmental Corporation, successors and assigns (the "Company"), and Peter Scanlon, 986 Ocean Ave., West Haven, CT, 06516 ("Mr. Scanlon"), dated November 20, 2008 and effective January 1, 2009.

     WHEREAS, Mr. Scanlon had planned to retire, and announced his retirement to the Company, effective October 31, 2008;

     WHEREAS, the Company wishes to retain Mr. Scanlon in employment with the Company through May 15, 2009, and Mr. Scanlon has agreed to defer his retirement in exchange for certain consideration described herein;

     WHEREAS, Mr. Scanlon and the Company each have been afforded a reasonable time to consider this Retention Agreement;

     NOW THEREFORE, Mr. Scanlon and the Company agree as follows:

     1. The Company will pay Mr. Scanlon, on May 1, 2009, the amount of one hundred forty-four thousand three hundred fifty-three dollars and eighty-five cents ($144,353.85) in a single lump sum, less lawful deductions, as a retention bonus payment ("Retention Bonus") whether or not Mr. Scanlon's employment terminates on or prior to such date.

     2. The Company will provide Mr. Scanlon with continued health insurance coverage for Mr. Scanlon and his spouse for twelve (12) months following termination of his employment whenever such termination occurs. Such continued health insurance will apply to all health insurance coverages in which Mr. Scanlon is enrolled as of the date of his termination of employment. Following such twelve (12) months Mr. Scanlon and his spouse shall have the right to elect continued coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), or any applicable state law, for such additional period provided under COBRA or such applicable state law.

     3. The Company will reimburse Mr. Scanlon for his legal fees incurred by Littler Mendelson, PC in advising him and in preparing this Retention Agreement on December 1, 2008.

     4. In consideration for remaining in the Company's employ through May 15, 2009 and in compliance with the promises made herein and provided Mr. Scanlon does not voluntarily terminate his employment prior to May 15, 2009, the Company agrees to the following:

     a. To provide Mr. Scanlon on a non-taxable basis with medical insurance, life insurance, long term disability insurance, and short term disability insurance that is provided to Mr. Scanlon as of the date of this Retention Agreement for the following: (i) Mr. Scanlon for three
          (3) years beginning May 1, 2009 (up to and including April 30, 2012), and (ii) Mr. Scanlon's spouse, Kathleen Scanlon, for five (5) years beginning May 1, 2009 (up to and including June 30, 2014) (collectively, benefits for both Mr. and Mrs. Scanlon are referred to herein as "Retention Benefits"); provided, however, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year. In the event the Retention Benefits cannot be provided under Company sponsored group benefit plans or pursuant to COBRA or other applicable state law with respect to benefit continuation rights, the Company agrees to reimburse Mr. Scanlon for the cost of individual insurance coverage for the equivalent of the Retention Benefits, or to provide the Retention Benefits on a Company self-insured basis if such individual insurance coverage is not available, for the period set forth in (i) and (ii) above, with such reimbursed cost or such benefits grossed up for taxes so that such cost is reimbursed to Mr. Scanlon on the equivalent of a non-taxable basis.

     b. To fully release Mr. Scanlon from any and all claims arising out of his employment, and to execute a release of claims, in the form of Exhibit A attached hereto, on his last day of employment.

     5. Nothing in this Retention Agreement shall be effective to change or amend Mr. Scanlon's rights under any grant of stock options made to him by the Company under the 1995 Nonqualifying Stock Option Plan or under the 2000 Stock Option Plan (the "Company Stock Plans"), provided that, for the avoidance of doubt, upon termination of his employment at any time after October 31, 2008 Mr. Scanlon shall be deemed to have "Retired" and have entered "Retirement" as of such termination for purposes of the post-termination exercise rights under the Company Stock Plans with respect to stock options granted to Mr. Scanlon under the Company Stock Plans. In the event of a Change in Control as defined in the Company Stock Plans, in connection with the successor or surviving company does not assume the stock options granted under the Company Stock Plans, Mr. Scanlon shall receive a lump sum payment, within 90 days following the consummation of the Change in Control, and for each share of Company common stock underlying the stock options, equal to the difference between the per share exercise price with respect to each share underlying such stock option and the per share consideration paid to shareholders of the Company in connection with the Change in Control.

     6. In the event that the Company breaches its obligations set forth in this Retention Agreement the Company agrees to pay any and all fees and costs, including attorney's fees, incurred by Mr. Scanlon in enforcing this Retention Agreement and obtaining the monies and benefits set forth in said Agreement.

     7. (a) The Company owns and has developed and compiled, and will own, develop and compile, certain techniques, information, and materials tangible or intangible, relating to itself, its customers, suppliers and others, which are secret, proprietary and confidential, and which have great value to its business (referred to in this Retention Agreement, collectively, as "Confidential Information"). Confidential Information shall not in any event include information which: (i) was generally known or generally available to the public prior to its disclosure to Mr. Scanlon; (ii) becomes generally known or generally available to the public subsequent to disclosure to Mr. Scanlon through no wrongful act of any person; or (iii) which Mr. Scanlon is required to disclose by applicable law or regulation; provided that Mr. Scanlon provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at the Company's expense in seeking a protective order or other appropriate protection of such information. Confidential Information includes, but is not limited to, manuals, documents, computer programs, compilations of technical, financial, legal or other data, client or prospective client lists, names of suppliers, specifications, designs, business or marketing plans, forecasts, financial information, work in progress, and other technical or business information.

     (b) Mr. Scanlon acknowledges and agrees that in the performance of his duties while employed with the Company, the Company disclosed to and entrusted Mr. Scanlon with Confidential Information. Mr. Scanlon also acknowledges and agrees that the unauthorized disclosure of Confidential Information, among other things, may be prejudicial to the Company's interests and an improper disclosure of trade secrets. Mr. Scanlon agrees that he will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any corporation, partnership, individual or other third party, other than in the proper performance of his duties for the Company while employed, any Confidential Information. Mr. Scanlon agrees that he will not retain or take any Confidential Information in a Tangible Form (as defined below), and Mr. Scanlon shall immediately deliver to the Company any Confidential Information in a Tangible Form, as well as all other property, equipment, documents or things that were issued to Mr. Scanlon or otherwise received or obtained by Mr. Scanlon. "Tangible Form" includes information or materials in written or graphic form, on a computer disk or other medium, or otherwise stored in or available through electronic or other form.

     8. Mr. Scanlon acknowledges that, during his employment with the Company, he obtained Confidential Information that if used by or given to a competitor of the Company, the Company's competitive advantage will be materially adversely affected and that he would inevitably draw on this Confidential Information if he were to work for a competitive business. Accordingly, during his employment with the Company and for twelve (12) months thereafter, Mr. Scanlon will not, directly or indirectly, engage in or participate as an owner, officer, employee, director, manager, partner or agent of, or consultant for, any business competitive with any business of the Company without the prior written consent of the Company.

     9. Mr. Scanlon acknowledges that all clients of the Company are the Company's clients and are not his personally. Mr. Scanlon further acknowledges that by virtue of his employment with the Company, he may gain or have gained knowledge of the identity, characteristics and preferences of its clients ("Client Information"), and that he would inevitably have to draw on this Client Information and on other Confidential Information if he were to solicit or service the Company's clients on behalf of a competing business enterprise. Accordingly, Mr. Scanlon agrees that during his employment with the Company and for twelve (12) months thereafter, he will not, directly or indirectly, solicit the business of or perform any services for any actual client, any person or entity that has been a client within the twelve (12) months preceding such termination or any actively solicited prospective client as to whom he provided any services or as to whom he had knowledge of Client Information or Confidential Information during the course of his employment at the Company. Mr. Scanlon agrees that, during this period, he will not, directly or indirectly, encourage or assist any person or entity in competition with the Company to solicit or service any actual client, any person or entity that has been a client within the twelve (12) months preceding such termination or any actively solicited prospective client of the Company covered by this paragraph 9, or otherwise seek to encourage or induce any such client to cease doing business with, or lessen its business with, the Company, or otherwise interfere with or damage (or attempt to interfere with or damage) any of the Company's relationships with its clients.

     10. Mr. Scanlon further agrees that during his employment with the Company and for twelve (12) months following the termination of his employment with the Company, he will not, directly or indirectly, hire or seek to hire (whether on his own behalf or on behalf of some other person or entity) any person who is, at the time of the termination of Mr. Scanlon's employment, an employee of the Company or who had left the employ of the Company within twelve (12) months prior to such solicitation or hire. Nor will he, during this period, directly or indirectly encourage or induce any employee of the Company to leave the Company's employ.

     11. This Retention Agreement shall inure to the benefit of and be enforceable by Mr. Scanlon, and his heirs, representatives, executors and administrators. This Retention Agreement shall also be binding upon the Company, it successors and assigns, and in the event of a change of control.

     12. Mr. Scanlon agrees not to make any public statements that disparage the Company in any way or, and in the case of the Company, disparage its respective affiliates, employees, officers, directors, products or services.
Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to non-disparagement provisions.

     13. This Retention Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Connecticut, without giving effect to the principles of conflicts of law.

     14. Notwithstanding anything herein to the contrary, the Company's payment described in Section 1 hereof shall be contingent on Mr. Scanlon's execution of, and delivery to the Company on April 20, 21, or 22, 2009, the General Release attached hereto as Exhibit B and Mr. Scanlon not revoking such release within seven days of his delivery of such release. Should Mr. Scanlon fail to timely execute and deliver the release or revoke the release, the Company shall not be obligated to make the payment described in Section 1 hereof.

     15. Notwithstanding anything herein to the contrary, the Company's obligations to Mr. Scanlon pursuant to Section 4 and 5 hereof shall be contingent on Mr. Scanlon's execution of, and delivery to the Company within 15 days after May 15, 2008, the General Release attached hereto as Exhibit C and Mr. Scanlon not revoking such release within seven days of his delivery of such release. Should Mr. Scanlon fail to timely execute and deliver the release or revoke the release, the Company shall not be obligated to provide the benefits or make the changes set forth in Section 4 and 5 hereof.

SIGNATURE PAGE




IN WITNESS WHEREOF, the parties have executed this Retention Agreement as of the dates set forth below.


Date:                                    By
       --------------------------           ------------------------------------
                                            Peter J. Scanlon, CFO
                                            Startech Environmental Corporation


Date:                                    By
       --------------------------           ------------------------------------
                                            Joseph F. Longo, Chairman & CEO
                                            Startech Environmental Corporation

                                    EXHIBIT A
                                    ---------

RELEASE OF MR. SCANLON. In accordance with the Retention Agreement executed by the parties on November 20, 2008, Startech Environmental Corporation, (the "Company"), for and in consideration of Mr. Scanlon's promise to remain with the Company up to and including May 15, 2009 and the obligations set forth in the Retention Agreement, the sufficiency of which is acknowledged, on behalf of itself and its current and former officers, directors, agents, employees, board members, partners, representatives, affiliates, predecessors, successors and assigns, hereby agrees to fully release, discharge and forever hold harmless Mr. Scanlon, his estate, his representatives, his executors, and his heirs from any and all liability or claims (including, but not limited to, claims for damages, punitive damages, costs or attorneys' fees), whether known or unknown, that the Company, its current or former officers, directors, agents, partners, employees, board members, representatives, affiliates, predecessors, successors and assigns, shall, can or may have from the beginning of the world to the execution of this Release.

                                        Startech Environmental Corporation


Date:                                   By
       ------------------                  -------------------------------------
                                           Title:

                                    Exhibit B
                                    ---------

                                     Release
                                     -------

     In exchange for and in full consideration of the payment set forth in
Section 1 of the Retention Agreement, by and between Startech Environmental Corporation (the "Company") and Peter Scanlon (the "Executive"), dated November 20, 2008 (the "Retention Agreement"), and as a material inducement to the Company to agree to such payment, the Executive, for himself and his executors, administrators, heirs and assigns, unconditionally and forever releases and discharges the Company, together with its past, present and future parents, subsidiaries (whether wholly- or partially-owned, direct or indirect), affiliates and divisions, and each of their respective past, present and future officers, directors, agents, employees, shareholders, predecessors, successors and assigns, in each case, where applicable, in both their personal and corporate capacities (collectively, the "Company Released Persons"), jointly and individually, to the maximum extent permitted by law, from any and all Claims (as defined below) which any of them has or may have for any period prior to the date of the execution of this Release. By signing this Release, the Executive agrees that (i) he will not seek or be entitled to any personal recovery for any matters covered by this Release and (ii) except for actions or suits based on breaches of the Retention Agreement, the Executive will refrain from commencing any action or suit against any of the Company Released Persons arising out of events, activities or other similar circumstances that took place prior to the effective date of this Release.

     For purposes of this Release, "Claims" means any and all manner of claims, demands, causes of action, suits, judgments, executions, obligations, damages or liabilities whatsoever of every kind and nature, at law or in equity, known or unknown, and whether or not discoverable, that the Executive now has, may have, or at any time had, against any Company Released Person. The term "Claims" shall also include things that the Executive may not know or suspect, as well as any claims the Executive may have arising out of or based upon:


     (i) defamation, wrongful discharge, breach of contract, claims for unpaid wages, and/or other compensation;

     (ii) the Fair Labor Standards Act of 1938, as amended or the Family and Medical Leave Act;

     (iii) discrimination under the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, each as amended, and all other federal, state and local laws, including, but not limited to, claims arising, inter alia under any applicable laws in the State of Connecticut;

     (iv) the Executive's employment with the Company and the termination thereof;

     (v) the letter agreement, dated September 1, 2005, between the Company and the Executive;

     (vi) any stock option agreement or any stock options;

     (vii) bonuses, additional compensation, remuneration or vacation pay; and

     (viii) attorneys' fees or costs incurred in pursuing this or any other legal claim against the Company.

     The foregoing notwithstanding, the term "Claims" does not include (and the Executive is not releasing the Company from):

     (i) any claims against the Company for promises and obligation under the Retention Agreement;

     (ii) any claims covered by workers compensation laws; or

     (iii) any rights the Executive may have to indemnification under the Company's By-laws, directors and officers liability insurance or this Agreement.

     The Executive acknowledges that he has been given in excess of 21 days from the day he received a copy of this Release to sign it and that he has been advised to consult an attorney. He understands that he has the right to revoke this Release for seven days following his execution and delivery of this Release to the Company. This Release shall not become effective or enforceable until the expiration of the seven-day period following his execution and delivery of this Release to the Company.

     By executing this Release, the Executive states that he has read this Release, knows and understands the content of this Release and he has knowingly and voluntarily executed this Release. Witness my hand this __ day of April 2009.




-----------------------------
Peter Scanlon

                                    Exhibit C
                                    ---------

                                     Release
                                     -------

     In exchange for and in full consideration of the Company's obligations set forth in Sections 4 and 5 of the Retention Agreement, by and between Startech Environmental Corporation (the "Company") and Peter Scanlon (the "Executive"), dated November 20, 2008 (the "Retention Agreement"), and as a material inducement to the Company to agree to such payment, the Executive, for himself and his executors, administrators, heirs and assigns, unconditionally and forever releases and discharges the Company, together with its past, present and future parents, subsidiaries (whether wholly- or partially-owned, direct or indirect), affiliates and divisions, and each of their respective past, present and future officers, directors, agents, employees, shareholders, predecessors, successors and assigns, in each case, where applicable, in both their personal and corporate capacities (collectively, the "Company Released Persons"), jointly and individually, to the maximum extent permitted by law, from any and all Claims (as defined below) which any of them has or may have for any period prior to the date of the execution of this Release. By signing this Release, the Executive agrees that (i) he will not seek or be entitled to any personal recovery for any matters covered by this Release and (ii) except for actions or suits based on breaches of the Retention Agreement, the Executive will refrain from commencing any action or suit against any of the Company Released Persons arising out of events, activities or other similar circumstances that took place prior to the effective date of this Release.

     For purposes of this Release, "Claims" means any and all manner of claims, demands, causes of action, suits, judgments, executions, obligations, damages or liabilities whatsoever of every kind and nature, at law or in equity, known or unknown, and whether or not discoverable, that the Executive now has, may have, or at any time had, against any Company Released Person. The term "Claims" shall also include things that the Executive may not know or suspect, as well as any claims the Executive may have arising out of or based upon:

     (ix) defamation, wrongful discharge, breach of contract, claims for unpaid wages, and/or other compensation;

     (x) the Fair Labor Standards Act of 1938, as amended or the Family and Medical Leave Act;

     (xi) discrimination under the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, each as amended, and all other federal, state and local laws, including, but not limited to, claims arising, inter alia under any applicable laws in the State of Connecticut;

     (xii) the Executive's employment with the Company and the termination thereof;

     (xiii) the letter agreement, dated September 1, 2005, between the Company and the Executive;

     (xiv) any stock option agreement or any stock options;

     (xv) bonuses, additional compensation, remuneration or vacation pay; and

     (xvi) attorneys' fees or costs incurred in pursuing this or any other legal claim against the Company.

     The foregoing notwithstanding, the term "Claims" does not include (and the Executive is not releasing the Company from):

     (i) any claims against the Company for promises and obligation under the Retention Agreement;

     (ii) any claims covered by workers compensation laws; or

     (iv) any rights the Executive may have to indemnification under the Company's By-laws, directors and officers liability insurance or this Agreement.

     The Executive acknowledges that he has been given in excess of 21 days from the day he received a copy of this Release to sign it and that he has been advised to consult an attorney. He understands that he has the right to revoke this Release for seven days following his execution and delivery of this Release to the Company. This Release shall not become effective or enforceable until the expiration of the seven-day period following his execution and delivery of this Release to the Company.


     By executing this Release, the Executive states that he has read this Release, knows and understands the content of this Release and he has knowingly and voluntarily executed this Release.

 Witness my hand this __ day of May 2009.


-----------------------------
Peter Scanlon